Exhibit 99.2

For more information contact:
Stephen S. Romaine, President & CEO
Francis M. Fetsko, CFO
Tompkins Financial Corporation 607.273.3210

For Immediate Release
Tuesday July 24, 2007

Tompkins Financial Corporation
Increases Cash Dividend

ITHACA, NY – Tompkins Financial Corporation (TMP – American Stock Exchange)

Tompkins Financial Corporation announced today that its Board of Directors approved payment of a regular quarterly cash dividend of $0.32 per share, payable on August 15, 2007, to common shareholders of record on August 2, 2007.   The current dividend represents a 6.7% increase over the $0.30 cash dividend paid in the second quarter of 2007.

Tompkins Financial Corporation is a financial holding company, headquartered in Ithaca, NY.  The Company is the parent for Tompkins Trust Company, The Bank of Castile, Mahopac National Bank, Tompkins Insurance Agencies, Inc., and AM&M Financial Services, Inc.